Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

BETWEEN

ENGAGE, INC.

AND

JDA SOFTWARE GROUP, INC.

DATED JULY 25, 2003

i

Execution Copy

	3.1	Purchase Price	13
	3.2	Allocation of Purchase Price	13
4.	Closing; Payments		14
	4.1	Closing Date	14
	4.2	Payment of Purchase Price	14
5.	Representations and Warranties of Seller		15
	5.1	Organization, Good Standing, etc.	15
	5.2	Corporate Authority	15
	5.3	No Conflict	16
	5.4	Consents and Approvals	16
	5.5	Financial Statements	16
	5.6	Property	16
	5.7	Environmental and Safety Matters	17
	5.8	Equipment	17
	5.9	Contracts	17
	5.10	Labor Matters	18
	5.11	Intellectual Property	19
	5.12	Licenses, Permits, Authorizations, etc.	20
	5.13	Product Warranties	21
	5.14	Compliance With Law	21
	5.15	Permits and Qualifications	21
	5.16	Customers and Suppliers	21
	5.17	Assets Complete	21
	5.18	Brokerage	22
	5.19	No Other Representations	22
6.	Representations and Warranties of Buyer		22
	6.1	Organization, Good Standing, Power, etc.	22
	6.2	Transaction Documents	22
	6.3	No Conflict	23
	6.4	Brokerage	23
	6.5	Financing	23
	6.6	Investigation by Buyer; As Is, Where Is	23
7.	Certain Covenants and Agreements		23
	7.1	Access	23
	7.2	Assignment of Contracts	24
	7.3	Conduct of Business Prior to Closing	25
	7.4	Covenants to Satisfy Conditions	26
	7.5	Employees	26
	7.6	Accounts Receivable, etc.	26
	7.7	Pre-Paid Contracts	27
8.	Conditions Precedent to Obligations of Buyer		27
	8.1	No Injunction or Litigation	27
	8.2	Representations, Warranties and Covenants	27
	8.3	No Business Material Adverse Effect	27

ii

Execution Copy

	8.4	Delivery of Documents	28
	8.5	Satisfaction of Conditions	28
	8.6	Bankruptcy Court Approval	28
	8.7	Notices; Bid Procedures Order	29
9.	Conditions Precedent to Obligations of Seller		29
	9.1	No Injunction or Litigation	29
	9.2	Representations, Warranties and Covenants	30
	9.3	Delivery of Documents	30
	9.4	Satisfaction of Conditions	30
	9.5	Bankruptcy Court Approval	30
10.	Certain Post-Closing Covenants		30
	10.1	Further Assurances	30
	10.2	Books and Records	31
	10.3	Collections	31
	10.4	Product Orders	31
	10.5	Post-Closing Cooperation	31
	10.6	Office and Storage Space	31
11.	Taxes and Costs; Apportionments		31
	11.1	Transfer Taxes	31
	11.2	Transaction Costs	32
	11.3	Apportionments	32
12.	Survival		32
13.	Termination		32
	13.1	Termination	32
	13.2	Effect of Termination	33
14.	Miscellaneous		33
	14.1	Confidentiality Obligations of Seller Following the Closing	33
	14.2	Public Announcements	34
	14.3	Severability	34
	14.4	Modification and Waiver	34
	14.5	Notices	35
	14.6	Assignment	35
	14.7	Captions	36
	14.8	Entire Agreement	36
	14.9	No Third-Party Rights	36
	14.10	Counterparts	36
	14.11	Governing Law	36
Exhibit 2.5(a)		Bill of Sale and Assignment
Exhibit 2.5(b)		Assignment and Assumption Agreement
Exhibit 8.4(c)		Assignment of Trademarks
Exhibit 8.4(d)		Assignment of Patents

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of July 25, 2003, by and between Engage, Inc., a Delaware corporation and debtor and debtor-in-possession (“Seller”), and JDA Software Group, Inc., a Delaware corporation (“Buyer”).

RECITALS

A.    Seller is engaged in the research, design, development, use, marketing, promotion, sale, license and distribution of certain enterprise software products throughout the United States, and through a subsidiary, throughout Europe;

B.    On June 19, 2003 (the “Petition Date”), Seller filed a voluntary bankruptcy petition pursuant to Chapter 11 of the Bankruptcy Code pending before the United States Bankruptcy Court for the District of Massachusetts in Worcester, Massachusetts (the “Bankruptcy Court”) designated as Case No. 03-43655 (the “Bankruptcy Case”);

C.    Seller desires to sell, convey, assign, transfer and deliver to Buyer substantially all of the operating assets and other rights relating to the Business and Buyer desires to purchase and accept from Seller such assets and rights, and is willing to assume certain of the operating and employee liabilities relating to the Business, at the price and on the terms and conditions herein set forth and in accordance with Sections 363 and 365 of the Bankruptcy Code.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereby agree as follows:

1. Definitions

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Affiliate”: of any person (the “Subject”) means any other person which, directly or indirectly, controls or is controlled by or is under common control with the Subject and, without limiting the generality of the foregoing, includes, in any event, (a) any person which beneficially owns or holds 25% or more of any class of voting securities of the Subject or 25% or more of the legal or beneficial interest in the Subject and (b) any person of which the Subject beneficially owns or holds 25% or more of any class of voting securities or 25% or more of the legal or beneficial interest. “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement”: This Agreement and all Schedules and Exhibits hereto.

“Assets”: As defined in Section 2.1.

“Assigned Agreement”: As defined in Section 2.1.6.

“Assignment and Assumption Agreement”: As defined in Section 2.5.

“Assumed Employees”: As defined in Section 2.3.

“Assumed Liabilities”: As defined in Section 2.3.

“Auction”: The hearing on the sale of the Assets, including the right to submit further open bids, before the Honorable Rosenthal, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Western District of Massachusetts to be held on July 23, 2003, or such other date determined thereby, in the Bankruptcy Case.

“Bankruptcy Case”: As defined in the Recitals.

“Bankruptcy Code”: The United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Bankruptcy Court”: As defined in the Recitals.

“Bankruptcy Court Approval Order”: As defined in Section 8.6.

“Bankruptcy Hearing”: As defined in Section 8.6.

“Bid Procedures Order”: As defined in Section 8.7.2.

“Bid Submission Date”: The date set by the Bid Procedures Order for submission of objections and counter-offers.

“Bill of Sale”: As defined in Section 2.5.

“Business”: The business, operations and activities of Seller relating to the Products, including, but not limited to, the research, development, manufacture, use, marketing, promotion, sale, license and distribution thereof. Without limiting the foregoing, “Business” shall include the operation of the Assets and the Facilities.

“Business Material Adverse Effect”: As used in this Agreement, any reference to any event, change, effect or condition having a “Business Material Adverse Effect” means such event, change, effect or condition, individually or in the aggregate, is materially adverse to the Assets or results of operations of the Business taken as a whole; provided that no Business Material Adverse Effect shall be deemed to have occurred where the event, change or effect results from: (i) general changes affecting the industry in which the Business operates; (ii) changes in the global or national economy; (iii) changes in Seller’s business prospects resulting from the filing of the Bankruptcy Case or from any action approved by the Bankruptcy Court;

(iv) the public disclosure or announcement of the transactions contemplated by this Agreement or; (v) any act or omission of the Seller taken with the prior written consent of the Buyer.

“Claim”: Any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

“Closing”: The consummation of the purchase and sale of the Assets under this Agreement.

“Closing Date”: The date upon which the Closing becomes effective.

“Closing Date Receivables”: As defined in Section 7.6.

“Code”: The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

“Consents and Approvals”: As defined in Section 5.4.

“Contract”: Any contract, agreement, lease, license, grant of immunity from suit in regard to intellectual property rights, commitment, arrangement, purchase or sale order, or undertaking, whether written or oral.

“Disclosure Memorandum”: That certain Disclosure Memorandum dated as of the date hereof and delivered by Seller to Buyer on the date hereof in connection with this Agreement.

“Employee Benefit Plans”: All employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section (3)(1) of ERISA, and any deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit, fringe benefit or other plan, trust or arrangement, whether or not covered by ERISA, whether written or oral, for the benefit of the Seller’s employees.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Encumbrance”: Any security interest, mortgage, lien, charge, option, easement, interest, license, Claim or restriction of any kind, including, but not limited to, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

“Environment”: The air, ground (surface and subsurface) or water (surface and groundwater), or the workplace.

“Environmental and Safety Law”: Any federal, state, local or other law, statute, rule, ordinance or regulation or any common law (now or hereafter in effect) pertaining to public or worker health, welfare or safety or the Environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401-7626; the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. § 1251 et seq.; the Federal Insecticide,

Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq.; the Federal Environmental Pesticide Control Act, the Federal Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.

“Excess Receivables”: As defined in Section 2.1.9.

“Excluded Assets”: As defined in Section 2.2.

“Excluded Liabilities”: As defined in Section 2.4.

“Excluded Real Property”: As defined in Section 2.2.2.

“Final Order”: An order of the Bankruptcy Court which has been entered and with respect to which (A) no appeal has been timely filed, (B) if a timely appeal has been filed, the effectiveness of such order has not been stayed in accordance with Federal Rule of Bankruptcy Procedure 8005 or otherwise, or (C) if such order was stayed pending appeal such stay has been terminated by subsequent court order.

“Governmental Body”: Any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

“Hazardous Materials”: Any hazardous or toxic substances, materials and wastes, including, but not limited to, those substances included in the definitions of “Hazardous Substances,” “Hazardous Materials,” “Toxic Substances,” “Hazardous Waste,” “Solid Waste,” “Pollutant,” or “Contaminant” in any Environmental and Safety Law and the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., and in the regulations promulgated pursuant to those laws; those substances listed in the United States Department of Transportation Table (49 C.F.R. § 172.101 and any amendments thereto); such other substances, materials and wastes which now or hereafter are regulated or are classified as hazardous or toxic by any Governmental Body; and asbestos, polychlorinated biphenyls and oil and petroleum products or by-products.

“Intellectual Property”: As defined in Section 2.1.4.

“Inventory”: The inventories of Seller described in Section 2.1.3.

“Judgment”: Any judgment, order, award, writ, injunction or decree of any Governmental Body or arbitrator.

“Leased Real Property”: As defined in Section 2.2.2.

“Permit”: Any permit, license, approval, certification, endorsement or qualification of any Governmental Body or any other person or entity (including, but not limited to, any customer).

“Personal Property”: As defined in Section 5.6.

“Petition Date”: As defined in the Recitals.

“Products”: Any and all of the enterprise software products (including without limitation any and all advertising, marketing and promotion software solutions) (and any and all related services) that Seller now sells, leases or otherwise offers or distributes, or developed, manufactured, leased, sold or otherwise offered or distributed since inception, or is developing, including, but not limited to, that listed in Schedule 1(a) to the Disclosure Memorandum.

“Purchase Price”: As defined in Section 3.1.

“Reasonable Employment Offer”: As defined in Section 2.3(e).

“Sale Motion”: As defined in Section 8.6.

“SEC”: Securities and Exchange Commission.

“Software”: All computer software, modifications, enhancements and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items, documentation and specifications related thereto or associated therewith.

“Tax” or “Taxes”: All taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

“Transaction Documents”: Any and all of the agreements and documents referenced in Sections 8 and 9.

“Transfer”: As defined in Section 2.1.

“Warranty Costs”: As defined in Section 5.13.

“Work-in-Progress”: Any and all amounts owing for products or services delivered or performed by Seller, not yet invoiced.

2.    Purchase and Sale of Assets

2.1    Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver (collectively, “Transfer”), or cause to be transferred, to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and acquire, all of Seller’s right, title and interest in and to all of the assets and rights (collectively, the “Assets”) of every type and description, used in or relating to the Business, whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of Seller, including, but not limited to, the following assets and rights (but excluding the Excluded Assets):

2.1.1    Equipment

All machinery, equipment, computer hardware, motor vehicles, tooling, leasehold improvements and other tangible personal property owned by Seller and employed primarily or exclusively in Seller’s operation of the Business as of the close of business on the Closing Date, including, without limitation, all of the tangible personal property, except for furniture and fixtures, located in the leased premises in Andover, Massachusetts and all tangible personal property of Seller in the possession of Seller’s UK Subsidiary listed on Schedule 2.1.1 to the Disclosure Memorandum and all personal property of Seller in the possession of its employees and listed on Schedule 2.1.1 to the Disclosure Memorandum, and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures.

2.1.2    Equipment and Other Personal Property Leases

All of Seller’s right, title and interest in, to and under the leases and rental agreements, described in Schedule 2.1.2 to the Disclosure Memorandum, in respect of equipment or other tangible personal property employed primarily or exclusively in Seller’s operation of the Business as of the close of business on the Closing Date. To the extent that Seller’s rights under any such leases and rental agreements are not assignable by the Bankruptcy Court without the approval of the other parties to such agreements, Seller’s assignment is subject to obtaining any necessary third party consents.

2.1.3    Inventory

To the extent owned by Seller, all inventory, wherever located, including raw materials, work-in-process, packaging, finished goods, spare parts and shop and production supplies, produced by or employed primarily or exclusively in Seller’s operation of the Business as of the close of business on the Closing Date (“Inventory”).

2.1.4    Intellectual Property

All intellectual property described in Schedule 2.1.4 to the Disclosure Memorandum, (whether or not protectable by patent, copyright or trade secret rights) and the Products possessed or owned by Seller and employed primarily or exclusively in Seller’s operation of the Business, as of the close of business on the Closing Date, and all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing Seller any right or concession to use any information or intellectual property, and, in each case, employed primarily or exclusively in Seller’s operation of the Business as of the close of business on the Closing Date, including all trade names, trademarks (including common-law trademarks), service marks, art work, packaging, plates, emblems, logos, insignia and copyrights, and their registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, manufacturing processes, formulae, drawings, designs, systems, forms, technical manuals, data, computer programs, product information and development work-in-progress and all documentary evidence of any of the foregoing, including, without limitation, trademarks, patents, patent applications, other assets and related agreements (collectively, the “Intellectual Property”).

2.1.5    Permits

All Permits relating primarily or exclusively to Seller’s operation of the Business as of the close of business on the Closing Date, to the extent actually assignable or transferable, including, without limitation, those described in Schedule 2.1.5 to the Disclosure Memorandum.

2.1.6    Contract Rights and Other Intangible Assets

All of Seller’s right, title and interest in, to and under all contracts and agreements, purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and other instruments and agreements relating primarily or exclusively to Seller’s operation of the Business as of the close of business on the Closing Date, including warranty claims against third parties pertaining to the Assets, any Excess Receivables, Work-in-Progress and all goodwill associated with the Business, including, without limitation, Seller’s right, title and interest in, to and under the contracts, agreements and other assets described in Schedule 2.1.6 to the Disclosure Memorandum, (collectively, the “Assigned Agreements”; each an “Assigned Agreement”). The Assigned Agreements shall not include contracts entered into by Seller’s United Kingdom subsidiary or those agreements the Buyer elects to exclude under Section 2.2.3.

2.1.7    Books and Records

All of Seller’s books and records (including all discs, tapes and other media-storage data and information) relating primarily or exclusively to Seller’s operation of the Business as of the close of business on the Closing Date, including, without limitation, the books and records described in Schedule 2.1.7 to the Disclosure Memorandum.

2.1.8    Other Records, Manuals and Documents

All of Seller’s mailing lists, customer lists, supplier lists, vendor data, marketing information and procedures, sales and customer files (including prospective customer lists and files), advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures, all documentation, records, and manuals relating the Seller’s Products and related Software, and all other information of Seller relating primarily or exclusively to Seller’s operation of the Business as of the close of business on the Closing Date and, with respect to the Leased Real Property, all soil test reports, building inspection reports, building plans, blueprints, renderings and surveys.

2.1.9    Excess Receivables

Those accounts receivable of Seller that pertain to Seller’s deferred revenue related to customer maintenance obligations in excess of $550,000 (the “Excess Receivables”). The Excess Receivables to be assigned to Buyer (if any) shall be the most recent maintenance accounts receivable created by Seller.

2.1.10    Insurance Proceeds

All insurance proceeds paid or payable to Seller in respect of any damage to or destruction or loss of any assets or rights of Seller reflected on the Schedules referred to in this Section 2.1, including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Assets but for such damage, destruction or loss.

2.2    Excluded Assets

Notwithstanding the generality of Section 2.1, the following assets, rights and properties are not part of the Assets or otherwise part of any purchase and sale contemplated by this Agreement and shall be retained by the Seller (collectively, the “Excluded Assets”).

2.2.1    Tax Refunds

All of the Seller’s claims, rights, interests, and proceeds with respect to Taxes or refunds of Taxes paid with respect to the Business or otherwise relating to periods on or prior to the Closing Date, unless Buyer is deemed responsible for remitting Taxes owed under an Assignment Agreement to the relevant tax authorities relating to periods on or before the Closing Date, in which case Buyer and/or Seller, whomever receives or has received collected Taxes, shall remit any such Taxes to the appropriate tax authorities.

2.2.2    Excluded Real Property

All of Seller’s real property, and all rights and liabilities relating thereto (the “Excluded Real Property”) and all of Seller’s right, title and interest under all real property leases including without limitation those described on Schedule 2.2.2 to the Disclosure Memorandum (the “Leased Real Property”).

2.2.3    Excluded Contracts

The Assigned Agreements shall not include those Contracts of the Seller set forth in Schedule 2.2.3 to the Disclosure Memorandum, or otherwise agreed in writing by Buyer and Seller at least three (3) days prior to the Closing (the “Excluded Contracts”).

2.2.4    Cash and Cash Equivalents

All of the Seller’s cash on hand, checks, bank deposits, short term instruments and all similar types of liquid investments or cash equivalents such as certificates of deposit, treasury bills or other securities existing as of the Closing Date.

2.2.5    Accounts Receivable

All of Seller’s accounts receivable that exist as of the close of business on the Closing Date, except for the Excess Receivables transferred to Buyer pursuant to Section 2.1.9.

2.2.6    Third Party Claims

All Claims (i) against any third party, to the extent such claims arise out of or relate to occurrences prior to the Closing Date, other than warranty claims against third parties relating to any of the Assets; (ii) against any third party arising on or before the Closing relating to the Excluded Assets or Excluded Liabilities; (iii) against any third party insurance, reinsurance, bonding or other similar company providing insurance to Seller; (iv) against any representative of the Seller who has been hired, retained or engaged by the Buyer including all such claims for preferences, fraudulent conveyances and other avoidance power claims; (v) any recoveries under Sections 506(c), 542, 544, 545, 547-550, 552(b) and 553 of the Bankruptcy Code and the proceeds, rents, and profits of all of the foregoing; and (vi) for avoidance available to Seller under Chapter 5 of the Bankruptcy Code.

2.2.7    Insurance

All insurance policies and bonds of Seller relating to the Business, the Assets, the Excluded Assets or the Excluded Liabilities.

2.2.8    Personnel Records

All personnel records and other original Books and Records that would otherwise constitute Assets but for the fact that Seller is required to return such original Books and Records pursuant to applicable laws (in which case, copies of such Books and Records shall be included in the Assets).

2.2.9    Employee Benefit Plans

All Employee Benefit Plans of the Seller.

2.2.10    Sales in Ordinary Course

All assets sold or otherwise disposed of in the ordinary course of business and not in violation of this Agreement prior to the Closing Date.

2.2.11    Subsidiary Stock

All of the capital stock or other equity interests of any direct or indirect subsidiary of Seller.

2.2.12    Other Items

All assets, rights and properties set forth on Schedule 2.2.12 to the Disclosure Memorandum.

2.3    Assumption of Liabilities

Buyer agrees to assume and agrees to discharge and perform when due, the liabilities of Seller (and only those liabilities of Seller) which are specifically enumerated in this Section 2.3 (the “Assumed Liabilities”). All claims against and liabilities and obligations of Seller not specifically assumed by Buyer pursuant to this Section 2.3 are Excluded Liabilities. The Assumed Liabilities shall consist of:

(a)	All liabilities and obligations of Seller, except as a result of Seller’s breach, arising under the Assigned Agreements, and with respect to which Buyer succeeds to the rights of Seller thereunder from and after the Closing Date; provided, however, that Buyer shall be entitled to all Excess Receivables, if any, with respect to such Assumed Agreements;

(b)	Any liabilities and obligations relating to or arising out of any Products sold, or services rendered, by the Seller from and after the Closing Date;

(c)	Any liabilities arising in connection with the Business, the Products or the Assets under federal, state, local or foreign environmental or health laws from and after the Closing Date, other than those which are Excluded Liabilities;

(d)	Any and all Taxes related to the Assets or Buyer’s conduct of the Business attributable to the period following the Closing Date; and

(e)	Up to $250,000 of paid time off liabilities to which those employees of Seller listed on Schedule 2.3(e) to the Disclosure Memorandum who remain employed with Seller as of the date of the Bankruptcy Court Approval Order (the “Assumed Employees”) would be entitled upon their cessation of employment, provided however, that if Buyer makes a Reasonable Employment Offer to any Assumed Employee and such Assumed Employee elects not to accept such offer, then Buyer shall not be obligated to pay such Assumed Employee’s paid time off liability. “Reasonable Employment Offer” shall mean, with respect to such Assumed Employee, an offer of employment that (i) does not constitute a reduction in such Assumed Employee’s base salary of more than 15% from the salary such Assumed Employee receives from Seller as of the date hereof and (ii) does not require such Assumed Employee to relocate to a facility or location more than fifty (50) miles from where such Assumed Employee currently works. Buyer covenants to extend Reasonable Employment Offers to the Assumed Employees it desires to hire within 72 hours of the conclusion of the Bankruptcy Hearing. Buyer may hire the Assumed Employees on or after the Closing Date and may condition such hiring on the Assumed

Employee’s (i) execution of a waiver and release against Seller for any claims for severance benefits in form satisfactory to Seller and Buyer, (ii) execution of an assumption agreement pursuant to which the employee agrees that Buyer may assume the paid time off benefits owed by Seller, and (iii) execution of a Confidentiality, Non-Compete, Non-Disclosure, and Assignment of Intellectual Property Agreement or other employment-related agreement in form satisfactory to Buyer, if Buyer so elects. If Buyer for any reason does not offer employment to any of the Assumed Employees, Buyer shall nevertheless promptly reimburse Seller for liability for paid time off for any such Assumed Employees; provided, however, that the total paid time off liability assumed by Buyer or paid to Seller pursuant to this Section 2.3(c) shall not exceed $250,000. Schedule 2.3(e) to the Disclosure Memorandum lists next to each Assumed Employee the amount of accrued paid time off for such employee as of the date this Agreement.

2.4    Excluded Liabilities

Buyer shall not assume any liabilities other than the Assumed Liabilities, including without limitation the following obligations or liabilities, which shall remain obligations and liabilities of Seller (all obligations or liabilities not assumed by Buyer herein are called the “Excluded Liabilities”):

2.4.1    Excluded Real Property

Any payables, Claims, liabilities, fines, rents and contractual and other obligations, contingent or otherwise, in any way relating to the Excluded Real Property and the Leased Real Property.

2.4.2    Taxes

Except as otherwise provided in this Agreement, any liabilities for Taxes either accruing or relating to the periods on or prior to the Closing Date.

2.4.3    Litigation

Any Claim, Judgment, penalty, settlement agreement or other obligation to pay in respect of any Claim that is pending or threatened on or prior to the Closing Date.

2.4.4    Pre-Closing Liabilities

All Claims, liabilities or other obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing Date, whether based on any act or omission of Seller, in connection with the operation of the Business, including without limitation, claims for breach of contract pertaining to the Assigned Agreements.

2.4.5    Warranties

Seller’s liabilities and obligations pursuant to warranties (express or implied) to customers for products manufactured on or prior to the Closing Date.

2.4.6    Environmental Liability

All claims and liabilities arising out of or relating to (a) the treatment, storage or disposal on or prior to the Closing Date of Hazardous Materials by Seller or any other person (including, without limitation, any previous owner, lessor or sublessor) on or at any real property previously owned, leased, subleased or used by Seller in the operation of the Business; (b) releases of Hazardous Materials on, at or from any assets or properties, owned, leased, subleased or used by Seller in the operation of the Business at any time such assets or properties were owned, leased, subleased or used by Seller in the operation of the Business; (c) generation or transportation of Hazardous Materials by Seller in the operation of the Business; and (d) releases of Hazardous Materials by any person (including, without limitation, any previous owner, lessee or sublessee) on or from any real property previously owned, leased or operated by Seller.

2.4.7    Severance Costs

All severance obligations and other costs of terminating employees wherever located resulting from any termination or cessation of employment occurring on or prior to the Closing Date, from whatever source such obligations and costs arise, including, without limitation, contractual obligations, notices to employees, employment manuals, course of dealings, past practices, obligations relating to Section 2806 or 4999 of the Code, or otherwise, except for the paid time off obligations to the Assumed Employees which Buyer may assume under Section 2.3(e).

2.4.8    Employee Expenses

All liabilities and obligations with respect to either the continuation or the termination by Seller of any Employee Benefit Plan for the benefit of the Business’s employees, except as otherwise provided by law, and all liabilities with respect to accrued payroll, bonuses, hourly and salary vacation pay, workers compensation liability, year-end profit sharing, state disability tax, hourly and salary profit sharing, fringe benefits and other employee benefits with respect to or that relate to periods of employment on or prior to the Closing Date.

2.4.9    Claims and Adjustments

All liabilities and obligations relating to or in respect of (a) return of merchandise sold by the Business on or prior to the Closing Date or (b) offset payments with respect to sales after the Closing Date against claims on merchandise sold on or prior to the Closing Date, in each case by reason of alleged overshipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or with respect to merchandise in the hands of customers under an understanding that such merchandise would be returnable.

2.4.10    Accrued Liabilities and Payables

All liabilities accrued on or before the Closing Date, including, without limitation, property taxes, sales and use taxes, utilities, freight expense, inventory gain/loss and all other accrued liabilities, and any trade payable or account payable (whether or not the same has become due and payable), accrued expense, loan, note, advance, credit, intercompany borrowing, liability or account allocation or other form of indebtedness of any kind or nature incurred by the Business on or prior to the Closing Date.

2.4.11    Other

All liabilities and obligations in respect of any Excluded Asset.

2.5    Instruments of Sale and Transfer

On or prior to the Closing Date, Seller shall deliver to Buyer and Buyer shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the Closing Date all of Seller’s right, title and interest in and to the Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including, without limitation, a Bill of Sale and Assignment substantially in the form of Exhibit 2.5(a) (the “Bill of Sale”) and an Assignment and Assumption Agreement substantially in the form of Exhibit 2.5(b) (the “Assignment and Assumption Agreement”). Seller shall take all reasonable additional steps as may be necessary to put Buyer in possession and operating control of the Assets at the Closing, and Buyer shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing.

2.6    Further Assurances

From time to time following the Closing, Buyer and Seller shall execute and deliver, or cause to be executed and delivered, to the other such additional instruments of conveyance and transfer and evidences of assumption as such party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement.

3.    Purchase Price

3.1    Purchase Price

The aggregate purchase price for the Assets shall equal $3,000,000 in cash, paid pursuant to Section 4.2 below, plus the assumed liabilities pursuant to Sections 2.3(a) and (e), and an amount equal to the cure amounts payable by Buyer pursuant to Section 7.2(c) below (together, the “Purchase Price”). The parties agree that for purposes of allocating the Purchase Price for federal, state, local and other tax purposes, the fair market values of the Assets are as determined in Section 3.2 below.

3.2    Allocation of Purchase Price

Buyer shall prepare an allocation of the Purchase Price among the Assets, as determined in accordance with Section 1060 of the Code, which allocation shall be binding upon the Seller, Buyer shall deliver such allocation to Seller within sixty (60) days after the Closing Date, and such allocation shall be set forth in Schedule 3.2 to the Disclosure Memorandum. Buyer and Seller shall use the allocation set forth in Schedule 3.2 in reporting the transactions contemplated by this Agreement for all federal, state and local tax purposes. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental Internal Revenue Service Forms 8594 (and corresponding state tax forms) consistent with the allocation set forth on Schedule 3.2. If any tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.

4.    Closing; Payments

4.1    Closing Date

Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of the Seller at 100 Brickstone Square, 2nd Floor, Andover, Massachusetts, 01810 at 10:00 a.m. on the first business day after the Bankruptcy Court Approval Order becomes a Final Order, or at such other location or time as the parties may agree and shall be effective as of midnight of the Closing Date, provided that:

(a)	If any of the conditions set forth in Section 9 is not satisfied by the time the Closing would otherwise occur, Seller may, by notice to Buyer, defer the Closing to a business day specified in such notice, but not later than September 20, 2003;

(b)	If any of the conditions set forth in Section 8 is not satisfied by the time the Closing would otherwise occur, Buyer may, by notice to Seller, defer the Closing to a business day specified in such notice, but not later than September 20, 2003; and

(c)	If both of Sections 4.1(a) and 4.1(b) are applicable, the Closing shall take place on the later of the dates determined in accordance with those Sections.

4.2    Payment of Purchase Price

(a) The cash portion of the Purchase Price shall equal $3,000,000, payable:

(i) $132,500 in the form of a deposit to be deposited in an escrow account with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. on the Bid Submission Date; and

(ii) $2,867,500 to be paid to Seller at the Closing, by wire transfer of immediately available funds to such bank account as Seller may designate in writing prior to the Closing.

The deposit will be held in an escrow account with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and: (i) paid to Seller at the Closing; (ii) forfeited to Seller’s bankruptcy estate if Buyer is determined by a Final Order of the Bankruptcy Court to have breached its obligations to purchase the Assets; or (iii) shall otherwise be returned to Buyer if Buyer is not the successful bidder or the Closing does not occur prior to the date specified in Section 4 due to a reason other than Buyer’s default.

(b) Assumed Liabilities. Buyer shall, as of the Closing, assume or accept the Assets, subject to the Assumed Liabilities, which were estimated by both Seller and Buyer as of the Petition Date to be $800,000.

(c) Cure Amounts. Buyer shall pay cure amounts for the following agreements: (i) Reproduction and License Agreement between Engage and Adobe Systems dated January 1, 2003, (ii) Food Marketing Institute (for Market Technics, February 2004) dated April 23, 2003, (iii) Software License Agreement by and between MediaBridge, Inc. (predecessor in interest to Engage) and Planview, Inc. dated March 27, 2000 and (iv) National Retail Foundation (for NRF Exhibition January 11-13, 2004 at Jacob Javits) dated January 14, 2003 as described in Schedule 2.1.6 to the Disclosure Memorandum. Seller shall pay the cure amounts (if any) for all other Assigned Agreements, including without limitation theOEM Agreement between Cascade Systems, Ltd (predecessor in interest to Engage), the OEM Agreement between Engage and Alta Vista Company dated October 31, 2001, and Helios Software GmbH dated August 1995 and the Distributor License Agreement between Engage and DataDirect dated May 31, 2002.

5.    Representations and Warranties of Seller

Except as set forth in Seller’s Disclosure Memorandum, Seller represents and warrants to Buyer as follows:

5.1    Organization, Good Standing, etc.

Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Seller has all requisite corporate power and authority to own, operate and lease the Assets and to carry on the Business as now being conducted. Seller is duly qualified to do business in all jurisdictions where such qualification is required except where the failure to so qualify would not, individually or in the aggregate, result in a Business Material Adverse Effect.

5.2    Corporate Authority

Subject to the approval by the Bankruptcy Court of this Agreement and the Transaction Documents, Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. Subject to the approval of the Bankruptcy Court, the execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Subject to the approval of the Bankruptcy Court, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the Transaction Documents to which Seller is a party, when executed, delivered by Seller and approved by the Bankruptcy Court, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

5.3    No Conflict

Subject to the approval of the Bankruptcy Court, the execution, delivery and performance of this Agreement or the Transaction Documents by Seller and the consummation of the transactions contemplated hereby or thereby will not (a) violate, conflict with, or result in any breach of, any provision of Seller’s certificate of incorporation or by-laws (or equivalent documents); or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Seller is a party or by which it is bound or which relates to the Products, the Assets or the Business; or (c) result in the creation of any Encumbrance on any of the Assets; or (d) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body; or (e) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits relating to the Products, the Assets or the Business; or (f) give any party with rights under any Contract, Judgment or other restriction to which Seller is a party or by which it is bound or which relates to the Products, the Assets or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Judgment or restriction except, with respect to clauses (b), (d), (e), or (f) for such conflicts, violations or defaults which are excused by or deemed unenforceable as a result of the filing of the Bankruptcy Case or the applicability of any provision of the Bankruptcy Code.

5.4    Consents and Approvals

Except as set forth in Schedule 5.4 to the Disclosure Memorandum (the “Consents and Approvals”), (a) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and for the consummation by Seller of the transactions contemplated hereby and thereby and (b) no consent, approval or authorization of any third party is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby, other than (i) consents, the failure of which to obtain would not, individually or in the aggregate, result in a Business Material Adverse Effect or materially delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement or the Transaction Documents; or (ii) consents that are deemed to be granted by the Bankruptcy Court as part of the Approval Order.

5.5    Financial Statements

Seller’s annual 10K filing for the year ending July 31, 2002, and its 10Q for the quarter ending January 31, 2003 were duly filed with the SEC and are available to the Buyer.

5.6    Property

(a) Seller has provided to Buyer a list of substantially all personal property (the “Personal Property”) owned, leased or rented by Seller for use in the operation of the Seller’s business. Seller has afforded Buyer full access and opportunity to review copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Leased Real Property and the Personal Property.

(b) Seller has good and marketable title to all Personal Property set forth in the list provided to Buyer, subject to the equipment leases described in Schedule 2.1.2 to the Disclosure Memorandum.

(c) The Seller does not own any real property.

5.7    Environmental and Safety Matters

The Seller has received no notice of any material violation of any Environmental and Safety Law, and to Seller’s knowledge no material expenditures are or would be required in order to comply with any such Environmental and Safety Law.

5.8    Equipment

The machinery, equipment and other physical assets included in the Assets are all of the equipment used for the conduct of the Business.

5.9    Contracts

Schedule 5.9 to the Disclosure Memorandum is an accurate and complete list of all the Contracts currently in effect relating to the Products, the Assets or the Business to which Seller is a party or by which it is in any way affected or bound (except, with respect to Section 5.9(a) below, for Contracts that do not meet either the applicable dollar threshold and, in the case of any oral Contracts, Schedule 5.9 to the Disclosure Memorandum contains accurate and complete summaries thereof), including, but not limited to:

(a) all Contracts involving the future payment or receipt by Seller of $25,000 or more in the case of any single Contract;

(b) all sales agency or distributorship Contracts or franchises;

(c) all Contracts providing for the manufacture, processing, packaging, storage or distribution of Products or the performance of manufacturing, processing, packaging, storage or distribution services by or for Seller;

(d) all Contracts that are currently in effect providing for the services of consultants or independent contractors, including, but not limited to, Contracts relating to research, development, advertising or promotion;

(e) all Contracts relating to patents, trade names, trademarks, service marks, copyrights, or applications for any of the foregoing, or inventions, formulas, processes, technology, know-how, trade secrets, technical information or other intellectual property rights, including, but not limited to, the Intellectual Property.

Except as set forth in Schedule 5.9 to the Disclosure Memorandum, all such Contracts are valid and in full force and effect and are enforceable in accordance with their respective terms. Seller has performed the obligations required to be performed by it under all such Contracts, and no breach or default by Seller of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. Furthermore, to Seller’s knowledge, no breach or default by any other party to any such Contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. Seller has not received any notice of any modification, termination or cancellation of any such Contract and knows of no intent to effect the same or any reasonable basis therefor. Seller has no reason to believe that any obligations that remain to be performed under any such Contract cannot be fulfilled. To the knowledge of Seller, no such Contract will result in a material loss to or have a material adverse effect on the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business, and there is no dispute with any party under any such Contract that may have such a material adverse effect.

5.10    Labor Matters

With respect to any Assumed Employees, there are no material employee grievances or material disciplinary actions pending. Seller has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Assumed Employees.

Except as specifically set forth in Schedule 5.10 to the Disclosure Memorandum and with respect to former employees of MediaBridge (as to which Seller makes no representation), Seller, with respect to the Assumed Employees, is not a party to any:

(a) management, employment or other contract providing for the employment or rendition of executive services;

(b) employment contract that is not terminable without penalty by Seller on 30 days’ notice;

(c) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement;

(d) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others); or

(e) other employment contract or other compensation agreement or arrangement, oral and written, affecting or relating to any Assumed Employees.

Schedule 5.10 of the Disclosure Memorandum contains a complete and accurate list of each Assumed Employee who is not a U.S. citizen and the termination date for such Assumed Employee’s visa and/or work permit.

5.11    Intellectual Property

(a) Schedule 2.1.4 of the Disclosure Memorandum sets forth, with respect to each item of Intellectual Property that is material to the Business registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such item of Intellectual Property, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 2.1.4 of the Disclosure Memorandum identifies and provides, to the extent practicable, a brief description of all other items of Intellectual Property. Schedule 2.1.4 of the Disclosure Memorandum identifies and provides a brief description of each item of Intellectual Property that is material to the Business licensed to Seller by any person or entity for use in connection with the Business, and identifies the license, sublicense or other agreement under which such item of Intellectual Property is licensed to Seller. Schedule 2.1.4 of the Disclosure Memorandum lists all licenses, sublicenses and other agreements pursuant to which Seller authorizes any other person or entity to use any Intellectual Property. Schedule 2.1.4 of the Disclosure Memorandum is an accurate and complete list of the Intellectual Property. No intellectual property or intellectual property right (including but not limited to those of the types referenced in Section 2.1.4), other than those set forth in Schedule 2.1.4 to the Disclosure Memorandum, are or have been used in connection with the Business or the manufacture, use, sale, license or other distribution, or application of the Products, or are owned by Seller and relate to the Products. All registrations listed in Schedule 2.1.4 to the Disclosure Memorandum are in good standing, valid, subsisting and in full force and effect in accordance with their terms. The Intellectual Property and intellectual property rights to be transferred to Buyer hereunder include all of the material intellectual property and intellectual property rights (including, but not limited to, those of the types referenced in Section 2.1.4) relating to the Business, the manufacture, use, sale, license or other distribution of the Products by or for Seller, the use or application of the Products by customers in accordance with the promotions or recommendations of Seller, or otherwise relating to the Products. To Seller’s knowledge, Seller owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property (except where the failure to obtain such rights would not have a Business Material Adverse Effect), and Seller has fully paid all current fees under the agreements set forth on Schedule 2.1.4 of the Disclosure Memorandum and is not otherwise in violation of any such agreement. To Seller’s knowledge, except as specifically set forth in Schedule 2.1.4 of the Disclosure Memorandum, Seller is not obligated to make any payment to any person or entity for the past, present or continued use of any item of Intellectual Property.

(b) To Seller’s knowledge, subject to the approval of the Bankruptcy Court, Seller has the right to transfer to Buyer the Intellectual Property in accordance with this Agreement, free and clear of all liens and other Encumbrances. The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not alter or impair any of the Intellectual Property, and the Intellectual Property may be transferred to Buyer hereunder without the consent or approval of any other person, entity or Governmental Body except for the Bankruptcy Court.

(c) To Seller’s knowledge, except as specifically set forth in Schedule 5.11(c) of the Disclosure Memorandum, Seller has not developed jointly with any other person or entity any item of Intellectual Property to which such other person or entity has any rights. To Seller’s knowledge, Seller has taken such measures and precautions as are reasonably necessary to protect and maintain the confidentiality and secrecy of all Intellectual Property and otherwise to maintain and protect the value of all Intellectual Property.

(d) To Seller’s knowledge, none of the Intellectual Property infringes or conflicts with any intellectual property or intellectual property right (including but not limited to those of the types referenced in Section 2.1.4) owned or used by any other person or entity. With respect to the Intellectual Property, (i) Seller is not infringing, misappropriating or making any unlawful use of, and (ii) Seller has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any intellectual property or intellectual property right (including but not limited to those of the types referenced in Section 2.1.4) owned or used by any other person or entity. There is no pending or, to Seller’s knowledge, threatened Claim alleging any such infringement or violation. In addition, there is no pending or, to the knowledge of Seller, threatened Claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or Seller’s rights with respect to, any of the Intellectual Property, and there is no basis for any such Claim. Furthermore, to Seller’s knowledge, there is no other Claim made by any person or entity pertaining to the Intellectual Property. None of the Intellectual Property is subject to any Judgment. To Seller’s knowledge, no other person or entity is infringing, misappropriating or making any unlawful use of any Intellectual Property, and no intellectual property or intellectual property right (including but not limited to those of the types referenced in Section 2.1.4) owned or used by any other person or entity conflicts with any Intellectual Property, except for such use that would not reasonably be expected to have a Business Material Adverse Effect.

(e) To Seller’s knowledge, Seller has not licensed any Intellectual Property to any person or entity on an exclusive basis. Nor has Seller entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the Intellectual Property or to operate the Business in any market or geographical area or with any person or entity.

(f) To Seller’s knowledge, with respect to the Business, all current and former employees and consultants of Seller have executed and delivered to Seller an agreement substantially in the form attached as Schedule 5.11(f) to the Disclosure Memorandum.

(g) Seller has not received any notice alleging that its conduct of the Business violates any export control laws, statutes, rules, ordinances or regulations promulgated by any Governmental Body.

5.12    Licenses, Permits, Authorizations, etc.

Seller has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, related to the operation of the Business’s business, except such approvals, authorizations, consents, licenses, orders, registrations and permits the failure to obtain which will not, in the aggregate, result in a Business Material Adverse Effect on the operation of the Business.

5.13    Product Warranties

Claims against Seller for Warranty Costs (individually or in the aggregate) with respect to the Products during each of the three 12-month periods ended March 31, 2001, 2002 and 2003 did not exceed $50,000, and there are no outstanding or threatened Claims for any such warranty costs that would exceed $10,000 (individually or in the aggregate). As used above, the term “Warranty Costs” shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective Products (or compensating for damage caused by such defective Products), whether such costs and expenses arise out of Claims sounding in warranty, contract, tort or otherwise.

5.14    Compliance With Law

Seller has not received any notice of any alleged violation of any law, statute, ordinance or regulation promulgated by any Governmental Body (whether past or present and whether remedied or not).

5.15    Permits and Qualifications

All Permits that are held by Seller relating to the ownership or operation of the Assets or the Facilities or the conduct of the Business (including, but not limited to, the manufacture, use, marketing, promotion, sale or distribution of the Products) are listed in Schedule 2.1.5 to the Disclosure Memorandum, with their expiration dates, if any. Each of these Permits is in full force and effect, unless noted on said Schedule 2.1.5, and Seller has not received any notice of any alleged violation (whether past or present and whether remedied or not) of, nor any threat of the suspension, revocation, modification, invalidity or limitation of, any such Permit.

5.16    Customers and Suppliers

To the knowledge of Seller, (a) no customer of Seller relating to the Business is involved in, threatened with or affected by, any Claim, Judgment or circumstances that may materially and adversely affect the Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Business, and (b) Seller has received no notice that any customer of Seller relating to the Business intends to terminate or modify its relationship with Seller.

5.17    Assets Complete

The Assets to be transferred to Buyer pursuant to this Agreement and the Transaction Documents include all the assets and rights used by Seller in the conduct of the Business. The execution and delivery of the Transaction Documents by the parties and the payment by Buyer to Seller of the Purchase Price of the Assets set forth in Section 3.1 will result, subject to obtaining the Consents and Approvals set forth in Schedule 5.4 to the Disclosure Memorandum, in Buyer’s immediate acquisition of good, valid and marketable title to the Assets, free and clear of any Encumbrance.

5.18    Brokerage

Except as set forth on Schedule 5.18 to the Disclosure Memorandum, Seller has not retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder’s fee due to any broker or finder set forth on Schedule 5.18 to the Disclosure Memorandum shall be paid by Seller.

5.19    No Other Representations

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 5, THE ASSETS AND THE BUSINESS ARE BEING SOLD “AS IS, WHERE IS” AND “WITH ALL FAULTS” AND SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE BUSINESS. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE ARE HEREBY DISCLAIMED.

6.    Representations and Warranties of Buyer

To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller, as of the Closing Date, all as follows in this Section 6:

6.1    Organization, Good Standing, Power, etc.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to own or lease and operate its assets and to carry on its business as it is now conducted.

6.2    Transaction Documents

Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

6.3    No Conflict

Neither the execution and delivery by Buyer of this Agreement or the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of Buyer’s certificate of incorporation or by-laws; or (b) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body.

6.4    Brokerage

Buyer has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

6.5    Financing

At the Closing, Buyer shall have sufficient funds to enable Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents.

6.6    Investigation by Buyer; As Is, Where Is

Buyer acknowledges that it has conducted its own independent review and analysis of the Business and its Assets, liabilities, financial condition and prospects, and acknowledges that Seller has provided Buyer with access to the premises and books and records of the Business. In entering this Agreement, Buyer has relied upon its own investigation and analysis, as well as the representations and warranties of Seller contained in Section 5 herein. Buyer acknowledges that, except for the representations and warranties of Seller contained in Section 5 herein, the Assets and Business are being sold “AS IS, WHERE IS” and “WITH ALL FAULTS.”

6.7    No Knowledge of Misrepresentation or Omission

Buyer has no knowledge that any of the representations and warranties of Seller in this Agreement are not true and correct in any material respect, and Buyer has no knowledge of any material errors in, or material omissions from the Disclosure Memorandum.

7.    Certain Covenants and Agreements

7.1    Access

(a) Prior to the Closing Date, Seller shall (i) continue to give Buyer and its accounting, legal, business, environmental, engineering, intellectual property and other authorized representatives and advisors full access, during normal business hours, to all plants, offices, warehouses and other facilities and properties of Seller relating to the Products, the Assets and the Business, (ii) furnish Buyer and its authorized representatives and advisors with all documents and information relating to the Products, the Assets and the Business as may be reasonably requested by Buyer and its authorized representatives and advisors, (iii) permit Buyer and its authorized representatives and advisors to review all books, records and Contracts relating to the Products, the Assets and the Business as may be reasonably requested by Buyer and its authorized representatives and advisors, and make copies thereof, (iv) make reasonably available Seller’s employees and advisors, including those responsible for the management of the Business, and cause Seller’s employees and advisors to furnish Buyer and its authorized representatives and advisors with data and other information with respect to the Products, the Assets and the Business as may be reasonably requested by Buyer and its authorized representatives and advisors, and discuss with Buyer and its authorized representatives and advisors the affairs of the Business, (v) facilitate Buyer and its authorized representatives and advisors with respect to visits to the customers of the Business for the purpose of assisting Buyer in determining whether it will be able or given the opportunity to conduct the Business after the Closing with respect to such customers in the manner heretofore conducted by Seller or otherwise to qualify itself or its products or facilities for the purpose of so conducting the Business, and (vi) fully cooperate with Buyer and its authorized representatives and advisors in their investigation and examination of the Products, the Assets and the affairs of the Business.

(b) In the event that the Closing under this Agreement shall not occur, Buyer shall keep confidential and not use or disclose to any party any confidential information acquired by Buyer from Seller pursuant to this Section 7.1 or otherwise disclosed in connection with the negotiation of this Agreement, unless Seller shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and non-use shall not apply to any information which (i) at the time of disclosure is, or thereafter becomes, available to the public through no breach of this Agreement by Buyer; or (ii) was known to, or otherwise in the possession of, Buyer or its Affiliates prior to the receipt of such information from Seller; or (iii) is obtained by Buyer from a source other than Seller and other than one who would be breaching a commitment of confidentiality to Seller by disclosing the information to Buyer; or (iv) is developed by Buyer or its Affiliates independently of Seller’s confidential information; or (v) is required to be disclosed by Buyer in connection with a pending Claim; and provided further that in the event Buyer becomes required in connection with a pending Claim to disclose any of the information acquired from Seller in connection with this Agreement, then Buyer shall provide Seller with reasonable notice so that Seller may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, Buyer shall furnish only that portion of the information which is required and shall endeavor, at Seller’s expense, to obtain a protective order or other assurance that the portion of the information furnished by Buyer will be accorded confidential treatment. The obligations of Buyer set forth in this Section 7.1(b) shall be in effect for a period of five years from the date of this Agreement.

7.2    Assignment of Contracts

(a) Subject to the terms and conditions of this Agreement, as of the Closing Date, Seller shall assign to Buyer all of the right, title and interest of Seller in and under all Contracts that constitute any of the Assets, and Buyer shall assume the liabilities and obligations of Seller arising under such Contracts after the Closing Date; provided, however, that Buyer shall not succeed to or assume, and Seller shall be responsible for, any liability or obligation arising out of any or all of the following: (i) any breach by Seller of any such Contract or any failure by Seller to discharge or perform any liability or obligation arising on or prior to the Closing Date under any such Contract; (ii) any Claim based on defective products, breach of product warranties or other product claims relating to products manufactured, shipped or sold by Seller on or prior to the Closing Date; (iii) any Claim resulting from any act or omission of Seller on or prior to the Closing Date; and (iv) any Claim relating to any Contract that is required under Section 5.9 to be listed in Schedule 5.9 to the Disclosure Memorandum but is not so listed.

(b) If any Contract constituting any of the Assets is not assignable by Seller to Buyer without the consent of a third party, or will not continue in effect after the Closing and such assignment without the consent of a third party, then Seller shall use its commercially reasonable efforts to provide Buyer with such third-party consent prior to the Closing Date to the satisfaction of Buyer (but if Seller’s assignment or attempted assignment of any such Contract prior to obtaining the third-party consent would constitute a breach of such Contract, then such assignment or attempted assignment shall not be or be deemed effective unless and until the third-party consent is obtained). Buyer shall render such cooperation as is reasonably required to assist Seller in obtaining such third-party consent.

(c) Buyer shall pay cure amounts for the following agreements: (i) Reproduction and License Agreement between Engage and Adobe Systems dated January 1, 2003, (ii) Food Marketing Institute (for Market Technics, February 2004) dated April 23, 2003, (iii) Software License Agreement by and between MediaBridge, Inc. (predecessor in interest to Engage) and Planview, Inc. dated March 27, 2000 and (iv) National Retail Foundation (for NRF Exhibition January 11-13, 2004 at Jacob Javits) dated January 14, 2003 as described in Schedules 2.1.4 and 2.1.6 to the Disclosure Memorandum. Seller shall pay the cure amounts (if any) for all other Assigned Agreements, including without limitation theOEM Agreement between Cascade Systems, Ltd (predecessor in interest to Engage), the OEM Agreement between Engage and Alta Vista Company dated October 31, 2001, and Helios Software GmbH dated August 1995 and the Distributor License Agreement between Engage and DataDirect dated May 31, 2002.

7.3    Conduct of Business Prior to Closing

Except for actions taken with the prior written consent of Buyer, or as required by applicable law or otherwise approved or regulated by the Bankruptcy Court, from the date of this Agreement until the Closing Date, Seller shall use commercially reasonable efforts to conduct the Business in the ordinary course and Seller shall use commercially reasonable efforts, consistent with available resources, to:

(a) maintain the Business intact, market, promote, sell and distribute the Products consistently with Seller’s past practice, and preserve the goodwill of the Business and present relationships with the customers and suppliers of the Business and others with whom the Business has business relations;

(b) maintain machinery and equipment constituting any of the Assets in good operating condition and repair;

(c) meet the contractual obligations of the Assigned Agreements and perform and pay such obligations as they mature in the ordinary course of business;

(d) make payments and filings required to preserve Seller’s rights in the Intellectual Property;

(e) promptly advise Buyer in writing of any Business Material Adverse Effect suffered by the Business or the Assets;

(f) give notice to Buyer promptly upon becoming aware of any material inaccuracy of any of Seller’s representations or warranties made herein or in the Disclosure Memorandum or of any event or state of facts that would result in any such representation or warranty being inaccurate at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail); and

(g) invoice customers or clients in the ordinary course consistent with Seller’s past practices and with the standard practices of Seller’s industry.

7.4    Covenants to Satisfy Conditions

Each party shall proceed with all reasonable diligence and use its best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other party’s obligation to purchase or sell the Assets that are set forth in Section 8 or 9, as the case may be, insofar as such matters are within the control of such party.

7.5    Employees

Buyer shall not be obligated to offer employment to any Seller employee, but Buyer shall have the right to employ employees of Seller as of the Closing Date, on terms and conditions established by Buyer in its sole discretion; provided, however, that Buyer may offer employment to each of the Assumed Employees as described in Section 2.3 herein.

7.6    Accounts Receivable, etc.

(a) All accounts receivable related to the Business as of the Closing Date other than the Excess Receivables (the “Closing Date Receivables”) shall be the sole property of Seller. However, subject to the limitations set forth herein, Seller hereby: (i) appoints Buyer as Seller’s exclusive collection agent for the collection of the Closing Date Receivables; and (ii) grants Buyer a power of attorney to execute such agreements on behalf of Seller as may reasonably be required in connection with the collection of such Closing Date Receivables. Buyer shall have an obligation to use reasonable commercial efforts to collect, and pursue reasonable collection efforts (up to, but not including the engagement of an outside collection agent or institution of litigation) with respect to, the Closing Date Receivables.

(b) Buyer may not accept discounts, extended payment terms or otherwise accept payments of any of the Closing Date Receivables at less than full face value, without the written consent of Seller.

(c) If for any reason any of the Closing Date Receivables remain outstanding and are uncollected within 90 days following the Closing Date, Seller may (by written notice) terminate

Buyer’s right to collect such uncollected receivables and either collect such receivables itself or appoint an alternate collection agent therefor; provided, however, Seller agrees that it shall not name, mention or directly or indirectly refer to Buyer in such collection efforts.

7.7    Pre-Paid Contracts

If, after the Petition Date and before the Closing Date, Seller enters into or renews a Contract for services and receives prepayment for such services and Seller does not fully perform such services, then Seller shall transfer the unearned portion of such payments to Buyer on the Closing Date.

8.    Conditions Precedent to Obligations of Buyer

The obligation of Buyer to purchase the Assets at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer:

8.1    No Injunction or Litigation

As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

8.2    Representations, Warranties and Covenants

(a) The representations and warranties of Seller made in this Agreement, the Transaction Documents and any certificate furnished pursuant hereto or thereto shall be true, complete and correct, except to the extent that does not result in a Business Material Adverse Effect on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(b) Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

(c) Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effects, signed by a duly authorized executive officer of Seller.

8.3    No Business Material Adverse Effect

From the date of this Agreement to the Closing Date, there shall not have been any Business Material Adverse Effect, and Seller shall have no knowledge of any Business Material Adverse Effect is threatened.

8.4    Delivery of Documents

Seller shall deliver the following documents, agreements and supporting papers to Buyer at the Closing, and the delivery of each shall be a condition to Buyer’s performance of its obligations to be performed at the Closing:

(a) an executed Bill of Sale;

(b) a counterpart of the Assignment and Assumption Agreement executed by Seller;

(c) executed counterparts of one or more Assignments of Trademarks in substantially the form of Exhibit 8.4(c) hereto covering each of the trademarks described in Schedule 2.1.4 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body;

(d) executed counterparts of one or more Assignments of Patents substantially in the form of Exhibit 8.4(d) covering each of the patents and patent applications described in Schedule 2.1.4 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body;

8.5    Satisfaction of Conditions

All agreements and other documents required to be delivered by Seller hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of Buyer and its counsel. Buyer shall have received such other agreements, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Section 8.

8.6    Bankruptcy Court Approval

Seller will, as soon as is reasonably practicable after the Bankruptcy Court determines that the Buyer is the highest and best bid at Auction and in connection with its motion with the Bankruptcy Court under Sections 363 and 365 of the Bankruptcy Code, and any other applicable law requesting the Bankruptcy Court (the “Sale Motion”) to enter the Bankruptcy Court Approval Order, seek approval of Buyer as the Successful Bidder (as defined in the Bid Procedures Order). The hearing at which the Bankruptcy Court considers entering the Bankruptcy Court Approval Order shall be referred to as the “Bankruptcy Hearing”. The Bankruptcy Court shall have entered an order (the “Bankruptcy Court Approval Order”) in form and substance acceptable to Seller and Buyer on or before August 20, 2003] approving this Agreement and authorizing Seller to take all actions provided for herein. Without in any way limiting the foregoing, the Bankruptcy Court Approval Order shall:

(a) contain findings of fact and rulings that Buyer is a good faith purchaser and entitled to the protections of Section 363(m) of the Bankruptcy Code;

(b) as of the Closing Date, terminate and release all Encumbrances and Claims in and to the Assets under and pursuant to Sections 363(f) and 1141(d) of the Bankruptcy

Code; it being understood that such order (or an abstract thereof) shall be in form suitable for filing in applicable lien records and shall enjoin any holder of a Claim against or interest in Seller from asserting any such Claim or interest against Buyer;

(c) authorize the assumption by Seller and assignment to Buyer all Assigned Agreements as of the Closing Date in accordance with Section 365 of the Bankruptcy Code and otherwise in accordance with the terms of this Agreement;

(d) provide that the purchase price for the Assets shall be the Purchase Price, or such greater sum as may be bid in accordance with the bid procedures set forth herein;

(e) vacate the automatic stay of the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure as they relate to Buyer and the Assets;

(f) except as otherwise provided in this Agreement, provide that Buyer shall not be deemed a successor of Seller and shall acquire no successor liability for any obligation of Seller for any claims against Seller as a result of the sale of the Assets to Buyer; and

(g) approve the sale of the Assets to Buyer in accordance with Section 363 of the Bankruptcy Code.

8.7    Notices; Bid Procedures Order

(a) Notice of the proposed sale and the contents of this Agreement shall be filed with the Bankruptcy Court and service upon (i) Scene7, Inc; (ii) all Qualified Bidders (as defined in the Bid Procedures Order); (iii) counsel to the creditors’ committee and CMGI, Inc.; and (iv) the United States Trustee. If Buyer is the Successful Bidder at the Auction, an the Bankruptcy Hearing, Buyer shall be approved as the successful bidder, and on the Date of the Closing, the Assets shall be sold to Buyer on the terms set forth in this Agreement.

(b) On July 8, 2003 the Bankruptcy Court entered an order (the “Bid Procedures Order”) setting forth procedures to be followed by Seller in connection with the Bankruptcy Court approval process, and the Bid Procedures Order shall be at the Closing a Final Order.

9.    Conditions Precedent to Obligations of Seller

The obligation of Seller to sell the Assets to Buyer at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller:

9.1    No Injunction or Litigation

As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

9.2    Representations, Warranties and Covenants

(a) The representations and warranties of Buyer made in this Agreement or in the Transaction Documents or any certificate furnished pursuant hereto or thereto shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(b) Buyer shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

(c) Buyer shall have delivered to Seller a certificate dated the Closing Date to the foregoing effects signed by a duly authorized executive officer of Buyer.

9.3    Delivery of Documents

Buyer shall deliver a counterpart of the Assignment and Assumption Agreement executed by Buyer and supporting papers to Seller at the Closing, and the delivery of such Assignment and Assumption Agreement shall be a condition to Seller’s performance of its obligations to be performed at the Closing.

9.4    Satisfaction of Conditions

All agreements and other documents required to be delivered by Buyer hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of Seller and its counsel. Seller shall have received such other agreements, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Section 9.

9.5    Bankruptcy Court Approval

The Bankruptcy Court shall have entered the Bankruptcy Court Approval Order and the Bankruptcy Court Approval Order is then a Final Order.

10.    Certain Post-Closing Covenants

10.1    Further Assurances

After the Closing Date, Seller shall from time to time so long as it is capable of doing so, at Buyer’s request execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts, as Buyer may reasonably request in order to fully effect the conveyance and transfer to Buyer of, or perfect Buyer’s right, title and interest in, any of the Assets, to assist Buyer in obtaining possession of any of the Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Transaction Documents.

10.2    Books and Records

On the Closing Date, Seller shall deliver to Buyer (a) all of the technical information and data and other intellectual property rights to be transferred hereunder (including all of the assets referenced in Section 2.1.4) which have been reduced to writing, (b) all of the original Assigned Agreements referenced in Section 2.1.6, (c) all of the books and records referenced in Section 2.1.7, and (d) all of Seller’s information and materials referenced in Section 2.1.8.

10.3    Collections

Seller agrees to engage in reasonable business practices in the collection of accounts receivable in connection with the Business not transferred to Buyer.

10.4    Product Orders

Seller shall promptly forward to Buyer all orders for Products, and other inquiries from customers or prospective customers in regard to the supply of Products, that are received by Seller within two years after the Closing Date.

10.5    Post-Closing Cooperation

After the Closing Date, each party shall, to the extent it is capable of doing so, provide the other party with such reasonable assistance (without charge) as may be requested by the other party in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including, but not limited to, any tax return or form) relating to the Products, the Assets or the Business.

10.6    Office and Storage Space

Buyer agrees to provide space for up to three employees of Seller to work from Buyer’s offices for up to three months following the Closing Date. Such office space shall include local phone service and Internet access. In addition, Buyer shall provide Seller with storage space (not to exceed 10% of Buyer’s then-current total Massachusetts’s office space) for storage of Seller’s books and records until the earlier of (i) 12 months or (ii) an entry of a final decree in Seller’s Chapter 11 proceedings.

11.    Taxes and Costs; Apportionments

11.1    Transfer Taxes

Seller shall bear all excise, transfer, sales and use, registration and documentary taxes, filing and recordation fees and similar charges relating to the sale or transfer of the Assets hereunder. Buyer shall furnish Seller with any necessary certificates of Tax exemption.

11.2    Transaction Costs

Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including but not limited to attorneys’ and accountants’ fees and expenses.

11.3    Apportionments

Any and all real property taxes, personal property taxes, assessments, lease rentals, fuel, and other charges applicable to the Assets will be pro-rated to the Closing Date, and such taxes and other charges shall be allocated between the parties by adjustment at the Closing, or as soon thereafter as the parties may agree. All such taxes shall be allocated on the basis of the fiscal year of the tax jurisdiction in question.

12.    Survival

All representations and warranties of Seller and Buyer contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall terminate as of the Closing. The covenants and agreements of Seller and Buyer contained in this Agreement or in the Transaction Documents shall terminate on the Closing Date, except for those covenants which, by their terms, are to be performed after the Closing Date, which post-Closing covenants shall terminate as provided herein.

13.    Termination

13.1    Termination

This Agreement may be terminated before the Closing:

(a) by Seller, by giving written notice to Buyer at any time, if any of the conditions set forth in Section 9 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 4) would otherwise occur, or if the satisfaction of any such condition is or becomes impossible;

(b) by Buyer, by giving written notice to Seller at any time, if any of the conditions set forth in Section 8 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 4) would otherwise occur, or if the satisfaction of any such condition is or becomes impossible;

(c) by Seller, by giving written notice to Buyer at any time, if Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement;

(d) by Buyer, by giving written notice to Seller at any time on or prior to the Closing Date, if Seller has breached any material representation, warranty, covenant or agreement contained in this Agreement;

(e) by mutual written agreement of Seller and Buyer;

(f) by Seller or Buyer, by giving written notice to the other, at any time after September 20, 2003;

(g) by Seller or Buyer, if the Bankruptcy Court shall not have entered the Bankruptcy Court Approval Order and the Bankruptcy Court Approval Order is then a Final Order on or before August 20, 2003; or

(h) by Buyer or Seller, upon dismissal of Seller’s bankruptcy case or conversion of Seller’s bankruptcy case to a proceeding under Chapter 7, or the appointment of a trustee under Chapter 11, of the Bankruptcy Code.

13.2    Effect of Termination

In the event of the termination of this Agreement pursuant to Section 13.1 above, (a) each party shall return or destroy all documents containing confidential information of the other party (and, upon request, certify as to the destruction thereof), (b) no party hereto shall have any liability or further obligation to the other party hereunder, except for obligations of confidentiality and non-use with respect to the other party’s confidential information, which shall survive the termination of this Agreement, and except as otherwise set forth in this Section 13.2, and (c) the deposit held in escrow pursuant to Section 4.2 herein shall be released to Buyer unless Buyer is determined by a Final Order of the Bankruptcy Court to have breached its obligations to purchase the Assets.

14.    Miscellaneous

14.1    Confidentiality Obligations of Seller Following the Closing

From and after the Closing, Seller shall keep confidential and not use or disclose to any party any confidential information relating to the assets, business or affairs of Buyer or the Assets or the Business. The confidentiality and non-use obligations set forth in this Section 14.1 shall not apply to any information which is available to the public through no breach of this Agreement by Seller, or is disclosed to Seller by third parties who are not under any duty of confidentiality with respect thereto, or is required to be disclosed by Seller in connection with the Bankruptcy Case; provided, however, that in the event Seller becomes required in connection with the Bankruptcy Case to disclose any of the confidential information relating to the assets, business or affairs of Buyer or the Assets or the Business, then Seller shall provide Buyer with reasonable notice so that Buyer may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, Seller shall furnish only that portion of the information that is required and shall endeavor, at Buyer’s expense, to obtain a protective order or other assurance that the portion of the information furnished by Seller will be accorded confidential treatment.

Notwithstanding any contrary provision that may be contained herein, any party to this Agreement (and each employee, representative, or other agent of any such party) may disclose to any and all persons, without limitation of any kind, the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by this

Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that the foregoing shall not permit any disclosure that otherwise is prohibited by this Agreement (i) until the earlier of (x) the date of the public announcement of discussions relating to transactions contemplated by this Agreement, and (y) the date of the execution of an agreement (with or without conditions) to enter into the transactions contemplated by this Agreement; or (ii) if such disclosure would result in a violation of applicable securities laws; or (iii) to the extent not related to the United States federal income tax aspects of the transactions contemplated by this Agreement, and provided, further, that the foregoing shall not serve to authorize the disclosure of the identity of any party or any confidential business information of any party to the extent the disclosure of such identity or information is not related to the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by this Agreement. Moreover, nothing in this Agreement shall be construed to limit in any way any party’s ability to consult any tax advisor regarding the United States federal income tax treatment or United States federal income tax structure of the transactions contemplated by this Agreement.

14.2    Public Announcements

Each party agrees not to make any public announcement in regard to the transactions contemplated by this Agreement and the Transaction Documents without the other party’s prior consent, except (a) Buyer may disclose information as applicable to this Agreement and the Assets to the extent required by the U.S. Securities and Exchange Commission, the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended and any rules or regulations promulgate thereby or thereunder including Regulation FD, or may be otherwise required by law, in which case the Buyer shall notify Seller with respect to the timing, form and content of such required disclosures, and (b) Buyer may issues a press release concerning its purchase of the Assets, provided that it shall provide Seller notice and a copy of such press release prior to publication.

14.3    Severability

If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

14.4    Modification and Waiver

This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

14.5    Notices

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or mailed by a nationally recognized express courier service, or hand-delivered, addressed as follows:

if to Buyer:	JDA Software Group, Inc.
14400 North 87th Street
Scottsdale, AZ 85260
Attention: Michael Bridge, Esq.
V.P. and General Counsel

with a copy to:	Gray Cary Ware & Friedenrich LLP
1221 South Mopac Expressway, Suite 400
Austin, TX 78746
Attention: Paul E. Hurdlow, Esq.

if to Seller:	Engage, Inc.
100 Brickstone Square
Andover MA, 01810
Attention: Daniel Carroll, Esq., V.P. and General Counsel

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Dennis I. Greene, Esq.

Either party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other party as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

14.6    Assignment

Neither Seller nor Buyer may assign any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer, and furthermore Buyer may assign its rights and obligations hereunder to any successor of Buyer in the conduct of the Business after the Closing; provided, however, that any such assignment by Buyer shall not relieve Buyer from its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

14.7    Captions

The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

14.8    Entire Agreement

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

14.9    No Third-Party Rights

Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than Buyer and Seller (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

14.10    Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

14.11    Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts as though made and to be fully performed in that State.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

Engage, Inc., a Delaware corporation

By

Title

JDA Software Group, Inc., a Delaware

corporation

By

Title

Exhibit 2.5(a)

to Asset Purchase Agreement

BILL OF SALE AND ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS, that Engage, Inc., a Delaware corporation (“Seller”), for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by it, does hereby sell, transfer, convey, assign and deliver to JDA Software Group, Inc., a Delaware corporation (“Buyer”), all of Seller’s right, title and interest in and to the Assets, as defined in the Asset Purchase Agreement (the “Agreement”) between Seller and Buyer dated July 25, 2003, which is incorporated herein by reference.

Seller warrants that it has good, valid and marketable title to the Assets, free and clear of any lien or encumbrance, except as otherwise provided in the Agreement.

This Bill of Sale and Assignment is being delivered in connection with the Agreement and is subject to, and is entitled to the benefits in respect of, the Agreement.

This Bill of Sale and Assignment shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns.

IN WITNESS WHEREOF, Seller has caused its duly authorized representative to execute this Bill of Sale and Assignment as of this          day of                 , 2003.

By Title

2

Exhibit 2.5(b)

to Asset Purchase Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement dated as of this              day of              2003, by and between Engage, Inc., a Delaware corporation (“Seller”), and JDA Software Group, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement dated as of July 25, 2003 (the “Agreement”);

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, the parties hereby agree as follows:

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Subject to the terms and conditions of the Agreement, Seller hereby assigns to Buyer as of the Closing Date all of the right, title and interest of Seller in and under all of the Contracts relating to the Products, the Assets or the Business listed in Schedule 2.1.6 to the Disclosure Memorandum. Subject to the terms and conditions of the Agreement, Buyer hereby assumes as of the Closing Date the liabilities and obligations of Seller arising under such Contracts after the Closing Date; provided, however, that Buyer shall not succeed to or assume, and Seller shall be responsible for, any liability or obligation arising out of any or all of the following: (i) any breach by Seller of any such Contract or any failure by Seller to discharge or perform any liability or obligation arising on or prior to the Closing Date under any such Contract, (ii) any Claim based on defective products, breach of product warranties or other product claims relating to products manufactured, shipped or sold by Seller on or prior to the Closing Date, and (iii) any Claim resulting from any act or omission of Seller on or prior to the Closing Date.

This Assignment and Assumption Agreement is being delivered in connection with the Agreement and is subject to, and is entitled to the benefits in respect of, the Agreement.

This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns.

This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Assignment and Assumption Agreement as of the date first written above.

ENGAGE, INC.

By

Title

JDA SOFTWARE GROUP, INC.

By

Title

4

Exhibit 8.4(c)

to Asset Purchase Agreement

ASSIGNMENT OF TRADEMARKS

WHEREAS, Engage, Inc., a Delaware corporation having a place of business at 100 Brickstone Square Andover Massachusetts 01810 (“Assignor”), has adopted and used in its business and is the sole and exclusive owner, in the jurisdiction in which the registration is effective, of each of the trademarks listed in Annex A attached hereto and incorporated herein by reference, all of which trademarks are registered, or applied for in the United States Patent and Trademark Office under the registration or application numbers listed in Annex A (all of such trademarks, registrations and applications for registration are herein referred to as the “Trademarks”);

WHEREAS, JDA Software Group, Inc., a Delaware corporation having a place of business at 14400 North 87th Street Scottsdale, AZ 85260 (“Assignee”), desires to acquire the entire right, title and interest in and to each of the Trademarks;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignor, Assignor does hereby sell, transfer, convey, assign and deliver to Assignee all of Assignor’s right, title and interest in and to the Trademarks, together with the goodwill of the business symbolized thereby. This Assignment of Trademarks shall inure to the benefit of and be binding upon Assignee and Assignor and their respective successors and assigns.

Assignor hereby covenants that no sale, assignment, agreement or encumbrance has been or will be made or entered into in any jurisdiction that would conflict with this Assignment of Trademarks. This Assignment of Trademarks shall inure to the benefit of and be binding upon Assignee and Assignor and their respective successors and assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Assignor has caused its duly authorized representative to execute this Assignment of Trademarks as of this              day of             , 2003.

ENGAGE, INC.

By

Title

[Notarization]

2

Annex A

to Assignment of Trademarks

U.S. Trademark Registrations

and Applications Therefor

Trademark Name	Status	Application No./Filing Date	Registration	Renewal	Country	Class

ENGAGE	Registered	1529700 25-Feb-2000	1529700 08-May-2001	25-Feb-2010	European Community	35

ENGAGE	Registered	069925100 20-Feb-1992	TMA409887 19-Mar-1993	19-Mar-2003	Canada	9

ENGAGE	Opposed	1129881 07-Apr-1999			European Community	9 & 42

ENGAGE	Registered	795474 27-May-1999	795474/ 27-May-1999	27-May-2009	Australia	9

ENGAGE	Registered	75/252036 05-Mar-1997	2319667 15-Feb-2000	15-Feb-2010	United States	42

ENGAGE	Registered	74/263687 08-Apr-1992	1821040 15-Feb-1994	15-Feb-2004	United States	9

ENGAGE	Opposed	11279881 07-Apr-1999	1529700 08-May-2001	25-Feb-2010	European Community	9 & 42

ENGAGE AUDIENCENET	Registered	1291046 26-Aug-1999	1291046 30-Nov-2000	26-Aug-2009	European Community	35

ENGAGE AUDIENCENET	Registered	1291046 26-Aug-1999	1291046 30-Nov-2000	26-Aug-2009	European Community	35

ENGAGE KNOWLEDGE	Registered	75/687145 20-Apr-1999	2374846 08-Aug-2000	08-Aug-2010	United States of America	42

ENGAGE KNOWLEDGE	Registered	1250760 22-Jul-1999	1250760 21-Dec-2000	22-Jul-2009	European Community	35

Trademark Name	Status	Application No./Filing Date	Registration	Renewal	Country	Class

ENGAGE MYAUDIENCE	Registered	1292770 30-Aug-1999	1292770 30-Nov-2000	30-Aug-2009	European Community	35

ENGAGE MYAUDIENCE	Registered	1290980 26-Aug-1999	1290980 29-Nov-2000	26-Aug-2009	European Community	35

ENGAGE SOFTWARE	Registered	2140192 20-Mar-2001	2140192 13-Mar-2002	20-Mar-2010	European Community	9,35,42

ENGAGE DISCOVER	Registered	75/262631 24-Mar-1997	2259819 06-Jul-1999	06-Jul-2009	United States	9

ENGAGE JOURNAL	Registered	75/252055 05-Mar-1997	2263468 20-Jul-1999	20-Jul-2009	United States	9

ENGAGE PORTRAIT	Registered	75/252037 05-Mar-1997	2259810 06-Jul-1999	06-Jul-2009	United States	9

MEDIASPHERE	Registered	74/604075 29-Nov-1994	1992055 06-Aug-1996	06-Aug-2006	United States	9

MIDSYSTEM	Registered	B1542054 16-Jul-1993	B1542054 26-Aug-1994	16-Jul-2010	United Kingdom	9

Exhibit 8.4(d)

to Asset Purchase Agreement

ASSIGNMENT OF PATENTS

WHEREAS, Engage, Inc., a Delaware corporation having a place of business at 100 Brickstone Square Andover Massachusetts 01810 (“Assignor”), is the sole and exclusive owner, in the jurisdiction in which the registration is effective, of each of the patents and patent applications listed in Annex A attached hereto and incorporated herein by reference, all of which patents and patent applications were issued by or filed with the United States Patent and Trademark Office under the patent or application numbers listed in Annex A (all of such patents and patent applications are herein referred to as the “Patents”);

WHEREAS, JDA Software Group, Inc., a Delaware corporation having a place of business at 14400 North 87th Street Scottsdale, AZ 85260 (“Assignee”), desires to acquire the entire right, title and interest in and to each of the Patents;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignor, Assignor does hereby sell, transfer, convey, assign and deliver to Assignee all of Assignor’s right, title and interest in and to the Patents, and any and all continuations, divisions, reissuances, renewals and extensions thereof; the same to be held and enjoyed by Assignee and its successors and assigns entirely as if the same would have been held and enjoyed by Assignor had this sale and assignment not been made.

Assignor hereby covenants that no sale, assignment, agreement or encumbrance has been or will be made or entered into in any jurisdiction that would conflict with this Assignment of Patents. This Assignment of Patents shall inure to the benefit of and be binding upon Assignee and Assignor and their respective successors and assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Assignor has caused its duly authorized representative to execute this Assignment of Patents as of this              day of             , 2003.

ENGAGE, INC.

By

Title

[Notarization]

Annex A

to Assignment of Patents

U.S. Patents and Applications Therefor

Patent Title	Date of Issuance/Filing	Patent No./ Application No.

DEMOGRAPHIC PROFILING ENGINE	15-Oct-2001 Published	US01/32178

DEMOGRAPHIC PROFILING ENGINE	16-Oct-2000 Pending	09/690033

DATABASE INTERFACE ARCHITECTURE WITH TIME-BASED LOAD BALANCING IN A REAL-TIME ENVIRONMENT	13-Sep-2002 Published	US02/29198

DATABASE INTERFACE ARCHITECTURE WITH TIME-BASED LOAD BALANCING IN A REAL-TIME ENVIRONMENT	13-Sep-2002 Published	10/243623

ACTIVE APPLICATION SOCKET MANAGEMENT	26-Jun-2002 Pending	10/184396

VIRTUAL LAYERS IN A VERSIONED ADVERTISING PRODUCTION PRODUCT	31-Oct-2002 Pending	60/422594